MANAGEMENT SUBSCRIPTION AGREEMENT

                  MANAGEMENT SUBSCRIPTION AGREEMENT, dated as of January __, 2000 (the "Agreement"), by and among Gleason Corporation, a Delaware corporation (the "Company"), and the members of the Company's management identified on Schedule A attached hereto (each, an "Executive" and, collectively, "Management").

                            W I T N E S S E T H:

                  WHEREAS, the Company, Torque Acquisition Co., L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of Vestar Capital Partners IV, L.P. ("Acquisition Company"), and Torque Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquisition Company ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger, dated as of December 8, 1999 (the "Merger Agreement"), a copy of which has been furnished to the Executive, providing that, upon the terms and subject to the conditions thereof, (i) the Company and Acquisition Company shall jointly commence a cash tender offer (the "Offer") to purchase all shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company, together with the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), and (ii) Merger Subsidiary shall merge with and into the Company (the "Merger") with the Company continuing as the surviving corporation;

                  WHEREAS, Acquisition Company, the Gleason Foundation and certain other stockholders of the Company, including certain of the Executives, have entered into a stockholders' agreement (the "Stockholders' Agreement"), dated as of November 29, 1999, a copy of which is attached hereto as Exhibit 1, providing for, among other things, continuity in the management and ownership of the Company and limits on the manner and terms by which the securities of the Company may be transferred, in each case, following the consummation of the Merger;

                  WHEREAS, each Executive (i) is the record and beneficial owner of, and has the sole right to vote and dispose of, the number of outstanding Shares set forth opposite such Executive's name on Schedule A attached hereto (except as otherwise provided on such Schedule) and (ii) is the record and beneficial owner of Existing Options to acquire the number of shares of Common Stock set forth on Schedule A attached hereto; and

                  WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement and the Stockholders' Agreement, as such agreements are amended from time to time.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

                                 ARTICLE I
                                DEFINITIONS

                  Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

                  "Applicable Federal Rate" shall mean the 10-year federal interest rate which is applicable from time to time during such period, which rate shall be calculated from the Closing or, in the case of Common Stock purchased upon exercise of Existing Options, the date of such exercise.

                  "Appraisal" shall mean any determination of fair value of the Common Stock by an Appraisal Firm in accordance with this Agreement.

                  "Appraisal Firm" shall mean an independent, nationally recognized valuation or appraisal firm with no affiliation to the Company, Acquisition Company the applicable Top Executive or any of their respective affiliates.

                  "Board of Directors" shall mean the Board of Directors of the Company.

                  "BSC" shall have the meaning set forth in Section 5.4 hereof.

                  "Call Option" shall have the meaning set forth in Section 6.1 hereof.

                  "Call Option Closing" shall have the meaning set forth in
Section 6.2(b) hereof.

                  "Call Period" shall have the meaning set forth in Section 6.2(a) hereof.

                  "Cause" shall mean any of the following: (i) the willful failure by the Executive to perform such Executive's duties to the extent such failure has not been cured within 10 days after a written demand for performance is delivered to the Executive by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not performed such Executive's duties,
(ii) the willful failure by the Executive to comply in any material respect with the lawful directive of the Board of Directors or such Executive's superior officer(s), (iii) the engaging by the Executive in gross negli-gence or the willful engaging by the Executive in any other conduct, in each case, which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise, or (iv) the conviction of the Executive of (A) a felony or crime involving dishonesty or fraud or (B) a crime involving moral turpitude which would materially injure relationships with customers, suppliers or employees of the Company or otherwise cause a material injury to the Company.

                  "Closing" shall have the meaning set forth in Section 2.2 hereof.

                  "Closing Date" shall have the meaning set forth in Section
2.2 hereof.

                  "Committee" shall mean a special committee of the Board of Directors, a majority of the members of which consists of Acquisition Company Directors.

                  "Committee Determination" shall have the meaning set forth in the definition of "Fair Market Value" below.

                  "Common Stock" shall mean, with respect to each Executive, the shares of the Company's Common Stock retained by such Executive in connection with the Merger, plus any shares of the Company's Common Stock acquired by such Executive upon the exercise of Existing Options following the Closing.

                  "Disability" shall mean the inability of the Executive to perform the essential functions of such Executive's job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months. The six-month period shall be deemed to be continuous unless the Executive returns to work for at least 30 consecutive business days during such period and performs services at the level and competence that services were performed prior to the start of the six-month period. The reference date to determine Fair Market Value in the event of the Disability of an Executive shall be the first day of such six-month period.

                  "Executive's Group" shall have the meaning set forth in
Section 6.1 hereof.

                  "Fair Market Value" shall mean, with respect to each share of Common Stock, the average closing prices per share of Common Stock on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchanges on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., Eastern time, or, if on any day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case, averaged over a period of 21 days consisting of the applicable Termination Date and the 20 consecutive trading days prior to such Termination Date. If at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, "Fair Market Value" shall mean (i) with respect to Common Stock held by an Executive other than a Top Executive, the fair value of the Common Stock as of the applicable Termination Date, as determined in good faith by a majority of the Board of Directors, and (ii) with respect to Common Stock held by a Top Executive, subject to the following paragraph, the fair value of the Common Stock as of the applicable Termination Date (the "Committee Determination"), as determined in good faith by the Committee, in each case, without taking into account the lack of liquidity and minority position of the shares of Common Stock subject to purchase by the Company pursuant to Article VI hereof.

                  Notwithstanding the foregoing, in the event a Top Executive objects to any Committee Determination within 10 days of written notice thereof, there shall be an appraisal process to determine fair value of the Common Stock held by such Top Executive. Such appraisal process shall be conducted within 45 days of any such objection by an Appraisal Firm selected by the Committee with the approval of the Top Executive, which approval shall not be unreasonably withheld, and any Appraisal by such Appraisal Firm shall be binding on such Top Executive and the Company for purposes of this Agreement. The Company shall promptly provide to the Appraisal Firm all information as may be reasonably necessary to conduct the appraisal process and any additional information as may reasonably be requested by the Appraisal Firm; provided, however, that none of the Company, the Top Executive or any of their respective affiliates shall provide to the Appraisal Firm any information with respect to the Committee Determination. The Company shall pay all necessary fees and expenses of the Appraisal Firm in connection with the appraisal process; provided, however, that the Top Executive shall pay such fees and expenses in the event that the Appraisal is (i) equal to or greater than the Committee Determination and (ii) less than 110% of the Committee Determination; provided, further, that in no event shall any such payment by such Top Executive exceed $50,000.

                  "Fair Market Value" with respect to Existing Options shall mean the Fair Market Value of the Common Stock underlying such Existing Options minus the exercise price of such Existing Options.

                  "Good Reason" shall mean (i) with respect to any Executive who has entered into a written severance agreement (a "Severance Agreement") with the Company, the definition of "Good Reason" set forth in such Executive's Severance Agreement and (ii) with respect to all other Executives, (A) without the consent of such Executive, a reduction by the Company in such Executive's annual base salary except for across-the-board salary reductions similarly affecting all members of management, (B) without the consent of such Executive, the relocation of such Executive's principal place of employment to a location outside of the metropolitan area in which such Executive currently is employed or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business or (C) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, disability or other plans in which the Executive was participating, except for across-the-board changes similarly affecting all members of management.

                  "Original Cost" shall mean, with respect to each share of Common Stock, $23.00 per share or, with respect to each share of Common Stock purchased upon the exercise of Existing Options, the exercise price thereof, in each case, as proportionately adjusted for all subsequent stock splits, stock dividends and other recapitalizations.

                  "Private Investment Memorandum" shall have the meaning set forth in Section 5.4 hereof.

                  "Purchaser Representative" shall have the meaning set forth in Section 5.4 hereof.

                  "Put Option" shall have the meaning set forth in Section
6.1 hereof.

                  "Put Option Closing" shall have the meaning set forth in
Section 6.3(c) hereof.

                  "Put Period" shall have the meaning set forth in Section 6.3(c) hereof.

                  "Repurchase Notes" shall have the meaning set forth in
Section 6.5(b) hereof.

                  "Retirement" shall mean each Executive's retirement as an employee of the Company or any of its Subsidiaries on or after reaching an age consistent with the Company's or its Subsidiaries' current retirement plan or policy, if any, or such earlier age as may be otherwise determined by a majority vote of the Board of Directors after at least four years' employment of such Executive with the Company after the Closing, such majority vote including the affirmative vote of at least one Acquisition Company Director so long as Acquisition Company owns at least the Preferred Minimum Threshold or shares of Common Stock (including shares of Common Stock underlying the Warrants) in an amount equal to or greater than 50% of the number of shares of Common Stock (including shares of Common Stock underlying the Warrants) that Acquisition Company held immediately after the Closing.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Termination Date" shall have the meaning set forth in
Section 6.2(a) hereof.

                  "Top Executive" shall mean the five most highly compensated executive officers of the Company, including, in any event, James S. Gleason, David J. Burns, Edward J. Pelta, John J. Perrotti and Gary Kimmet.

                  "Transactions" shall have the meaning set forth in Section 5.5(a) hereof.

                  "Violation" shall have the meaning set forth in Section 7.1(a) hereof.

                  "Voting Trust Agreement" shall have the meaning set forth in Section 4.4 hereof.


                                 ARTICLE II
                      EFFECT OF MERGER ON COMMON STOCK
                            AND EXISTING OPTIONS

                  Section 2.1 Treatment of Shares and Existing Options in the Merger. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, each Executive hereby agrees that, except as otherwise provided on Schedule A attached hereto, (i) all of such Executive's Shares, and all shares of Common Stock issued upon exercise of an Existing Option prior to the Closing, shall each be converted in the Merger into the right to receive one Retained Share, and (ii) except if and to the extent exercised prior to or on the Closing, each Existing Option to acquire shares of Common Stock set forth on Schedule A attached hereto shall, as of the Closing, continue to represent an option to acquire the same number of shares of the Company's Common Stock at the same exercise price per share, subject to extension of the exercise period, if any, by the Board of Directors.

                  Section 2.2 The Closing. The treatment of each Executive's Shares and Existing Options in accordance with Section 2.1 hereof shall occur at the closing of the Merger (the "Closing") at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, at 4 Times Square, New York, New York 10036, at 10:00 a.m., local time (or such other time and place as may be designated by the Company), on a date (the "Closing Date") to be specified by the parties to the Merger Agreement, which date shall be no later than the Closing.


                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to each Executive as follows:

                  Section 3.1 Organization, Standing; Authorization; Binding Obligation. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly and validly authorized by the Board of Directors, and no other action on the part of the Company is necessary to authorize the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

                  (b) This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming its due authorization, execution and delivery by each Executive, constitutes a valid, binding and enforce able agreement of the Company.

                  Section 3.2 No Conflict. None of the execution, delivery or performance by the Company of this Agreement will conflict with the Company's certificate of incorporation or by-laws or result in any material breach of any terms or provisions of, or constitute a material default under, any material contract, agreement or other instrument to which the Company is a party or by which the Company is bound.

                  Section 3.3 No Options or Rights. Except as set forth in this Agreement, the Merger Agreement (including the Warrants contemplated thereby), the Stockholders' Agreement, the Foundation Agreement, the Voting Trust Agreement, the Existing Options, the New Options to be issued following the Merger and the Letter Agreement dated November 29, 1999 by and between James S. Gleason and Acquisition Company, (i) there are no outstanding subscriptions, warrants, options, calls or commitments of any character relating to or entitling any person to purchase or otherwise acquire any capital stock of the Company from the Company, (ii) there are no obligations or securities convertible into or exchangeable for any shares of capital stock of the Company or any commitments of any character relating to or entitling any person to purchase or otherwise acquire any such obligations or securities, (iii) there are no preemptive or similar rights to subscribe for or to purchase any capital stock of the Company and
(iv) the Company has not entered into any agreement to register its equity securities under the Securities Act.


                                 ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE

                  Each Executive, severally and not jointly, hereby represents and warrants to the Company as follows:

                  Section 4.1 Authorization; Binding Obligation. The Executive has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform all of such Executive's obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by the Executive and, assuming its due authorization, execution and delivery by the Company, constitutes a legal, binding and enforceable agreement of such Executive.

                  Section 4.2 No Conflict. None of the execution, delivery or performance by the Executive of this Agreement shall conflict with or result in any material breach of any terms or provisions of, or constitute a material default under, any material contract, agreement or other instrument to which such Executive is a party or by which such Executive is bound.

                  Section 4.3 Investment Intention; No Resales. The Executive shall retain the shares of Common Stock and options to acquire Common Stock for investment, solely for such Executive's own account and not with a view toward, or for resale in connection with, the distribution or other disposition thereof.

                  Section 4.4 Other Agreements. Concurrently with the execution hereof, each Executive who has not previously entered into the Stockholders' Agreement shall enter into the Stockholders' Agreement, substantially in the form attached hereto as Exhibit 1, and at or immediately prior to the Closing each Executive shall enter into the Voting Trust Agreement, substantially in the form attached hereto as
Exhibit 2 (the "Voting Trust Agreement").

                  Section 4.5 Share Ownership. The Executive is the record and beneficial owner of all of the shares of Common Stock set forth on Schedule A hereto except as otherwise set forth on such Schedule, and is the record and beneficial owner of the number of Existing Options set forth on Schedule A hereto.


                                 ARTICLE V
                           CERTAIN COVENANTS AND
                INVESTMENT REPRESENTATIONS OF THE EXECUTIVE

                  Section 5.1 Voting of Shares. Each Executive shall vote or cause to be voted all Shares issued prior to the record date for voting on the Merger, (i) in favor of the Merger and the approval and adoption of the Merger Agreement and (ii) so long as the Merger Agreement is in effect, against any action or agreement that would impede, interfere with or prevent the Offer or the Merger at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's stockholders.

                  Section 5.2 Restrictions on Transfer. From the date hereof through the Closing, except as otherwise provided herein or in the Stockholders' Agreement, such Executive shall not, directly or indirectly,
(i) sell, transfer, pledge, hypothecate, encumber, assign or otherwise dispose of any shares of Common Stock or the beneficial ownership thereof, or offer to do any of the foregoing, (ii) except as contemplated pursuant to Section 5.1 hereof and except for the Voting Trust Agreement, grant any proxy or power of attorney, deposit any shares of Common Stock into a voting trust or enter into a voting agreement, understanding or arrangement with respect to shares of Common Stock or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment or other disposition of or transfer of any interest in or the voting of any shares of Common Stock or any other securities of the Company. The Executive agrees and acknowledges that each certificate representing the Common Stock shall be stamped or otherwise imprinted at the Closing with a legend substantially in the form set forth in Section 16 of the Stockholders' Agreement and which indicates that such Common Stock is subject to this Agreement.

                  Section 5.3 Stock Unregistered. The Executive acknowledges and represents that such Executive has been advised by the Company that (i) the shares of Common Stock and Existing Options to be retained have not been registered under the Securities Act; (ii) the Common Stock must be held indefinitely and such Executive must continue to bear the economic risk of the investment in the Common Stock unless the offer and sale of the Common Stock is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available; (iii) following the Merger there will not be any established market for the Common Stock and it is not anticipated that there will be any public market for the Common Stock in the foreseeable future thereafter; (iv) following the Merger, Rule 144 promulgated under the Securities Act will not be available with respect to the sale of any securities of the Company, and the Company has made no covenant to make such rule available; (v) when and if shares of Common Stock may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such rule; (vi) if the Rule 144 exemption is not available, any offer or sale without registration will require the availability of an exemption under the Securities Act; and
(vii) the shares of Common Stock will be subject to restrictions on transfer and a notation shall be made in the appropriate records of the Company indicating that the Common Stock is subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions shall be issued to such transfer agent with respect to the Common Stock.

                  Section 5.4 Additional Investment Representations. Each Executive represents and warrants that (i) such Executive's financial situation is such that such Executive can afford to bear the economic risk of holding the Common Stock for an indefinite period of time, has adequate means for providing for such Executive's current needs and contingencies, and can afford to suffer the complete loss of his investment in the Common Stock; (ii) such Executive has received and reviewed the Confidential Private Investment Memorandum, dated January 11, 2000 (the "Private Investment Memorandum"), and the attachments thereto and such Executive's knowledge and experience in financial and business matters are such that such Executive is capable of evaluating the merits and risks of the investment in the Common Stock, as contemplated by this Agreement and the Merger Agreement, or such Executive has been advised by Brighton Securities Corp. ("BSC"), which is acting as the "purchaser representative" of such Executive (the "Purchaser Representative") as set forth in Section 5.5 hereof and possesses such knowledge and experience; (iii) such Executive understands that the Common Stock is a speculative investment which involves a high degree of risk of loss of such Executive's investment therein, that there are substantial restrictions on the transferability of the Common Stock, and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Common Stock and that, accordingly, it may not be possible for such Executive to liquidate such Executive's investment in case of an emergency, if at all;
(iv) such Executive and, to the extent believed by such Executive to be appropriate, such Executive's representatives, including such Executive's professional, financial, tax and other advisors, have carefully reviewed all documents furnished to them in connection with the investment in the Company contemplated by the Merger Agreement, and such Executive understands and acknowledges the risk factors related to the receipt of Common Stock pursuant to the Merger Agreement; (v) in making the decision to receive Common Stock in connection with the Merger, such Executive has relied upon independent investigations made by such Executive and, to the extent believed by such Executive to be appropriate, such Executive's representatives, including his or her own professional, financial, tax and other advisors; (vi) such Executive and such Executive's representatives have been given the opportunity to examine all documents and to ask ques-tions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the retention of Common Stock and Existing Options pursuant to the Merger Agreement and to obtain any additional information which the Executive or such Executive's representatives deem necessary; (vii) such Executive is an officer, consultant, member of management or key employee of the Company; and (viii) all information which such Executive has provided to the Company and its representatives concerning such Executive and his financial position is true, complete and correct as of the date of this Agreement, and such Executive agrees to notify the Company promptly if at any time this ceases to be the case.

                  Section 5.5 Purchaser Representative. (a) The Executive acknowledges and agrees that, except as set forth on Schedule A attached hereto, BSC is acting as such Executive's Purchaser Representative in connection with the transactions contemplated by this Agreement (the "Transactions"). The Executive acknowledges and agrees that BSC, as Purchaser Representative, shall assist such Executive in evaluating the merits and risks of participating in the Transactions.

                  (b) The Executive acknowledges that BSC is being compensated by the Company for acting as Purchaser Representative to such Executive and certain other members of Management. The Executive understands that BSC's compensation is not contingent upon such Executive or any other member of Management participating in the Transactions.

                  (c) The Executive hereby represents, warrants, acknowledges and agrees as follows:

                           (i) such Executive understands that the Private Investment Memorandum and the attachments thereto have been prepared by the Company and that BSC has not verified their accuracy, and such Executive agrees that BSC has no responsibility or liability for the accuracy or inaccuracy of such documents;

                           (ii) such Executive has had a reasonable opportunity to ask questions of and receive answers from BSC concerning the Transactions, and all such questions have been answered to the full satisfaction of such Executive;

                           (iii) such Executive acknowledges that such Executive has been offered the opportunity to meet privately with a representative of BSC to further assist such Executive in evaluating the merits and risks of participating in the Transactions;

                           (iv) such Executive acknowledges that any projections or estimates of future prospects and any pro forma financial information provided to such Executive were prepared by the Company and are not the responsibility of BSC and that the Company's attainment of any such projections or estimates cannot be guaranteed; and

                           (v) the Transactions have not been approved or disapproved by the Securities and Exchange Commission, any state securities commission or any other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the Transactions or such Executive's participation in the Transactions.

                  (d) The Executive understands that BSC is relying upon the accuracy of all information provided by such Executive and of all representations and warranties of such Executive set forth in this Agreement and in any other document delivered by such Executive to BSC. The Executive agrees to indemnify, hold harmless and reimburse BSC and its officers, directors, employees, agents, representatives, control persons and affiliates from and against any and all losses, liabilities, claims, damages and expenses incurred by them (including, without limitation, any and all attorneys' fees and expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of any actual or alleged inaccuracy of any such information provided by such Executive or breach by such Executive of any representation, warranty, covenant or agreement made by such Executive herein or in any other document delivered to BSC by such Executive in connection with this Agreement or the Transactions.


                                 ARTICLE VI
                               CERTAIN SALES

                  Section 6.1 General. Upon the termination of any Executive's employment with the Company or any of its Subsidiaries under certain circumstances set forth in this Article VI, (i) the Company shall have the right to purchase (a "Call Option") shares of Common Stock held by such Executive and Permitted Transferees of such Executive (collectively, the "Executive's Group"), and (ii) such Executive and the members of such Executive's Group shall have the right to cause the Company to purchase shares of Common Stock held by such Executive and the members of such Executive's Group (a "Put Option"), in each case, to the extent and on the terms set forth in this Article VI. For purposes of Articles VI and VII hereof, all references to Common Stock shall be deemed to include the Executive's Existing Options. All provisions of this Article VI are subject to the provisions of Article VII hereof.

                  Section 6.2 Call Option. (a) Subject to Section 6.8 hereof, if any Executive's employment with the Company or any of its Subsidiaries is terminated for any reason, the Company shall have the right to purchase, which right shall be exercised as set forth in Section 6.2(b) hereof within 90 days following (i) the date of such termination (the "Termination Date") or (ii) in the event that the Executive or any of the Executive's heirs have the right to exercise a Put Option pursuant to
Section 6.3(a) or (b) hereof, respectively, the expiration of the Put Period (as defined in Section 6.3(c) hereof) (in either case, the "Call Period"), and each of such Executive and the members of such Executive's Group shall be required to offer to the Company upon the Company's exercise of such right, all but not less than all of the Common Stock then held by such Executive and each member of such Executive's Group, at a price per share equal to the applicable purchase price determined pursuant to
Section 6.4 hereof.

                  (b) The Company shall exercise a Call Option by sending written notice (the "Exercise Notice"; the date of which being herein referred to as the "Notice Date") prior to the end of the Call Period in accordance with Section 9.4 hereof to the Executive whose employment has been terminated, which Exercise Notice shall also state a date not later than 60 days following the Notice Date for the closing (a "Call Option Closing") of the purchase of shares of Common Stock pursuant to such Call Option; provided, however, that in the case of a termination of employment due to the Executive's death, such Exercise Notice shall to the extent practicable also be sent to each member of such Executive's Group. Any Call OptionClosing shall take place at the principal executive offices of the Company at 1000 University Avenue, Rochester, New York 14692.

                  Section 6.3 Put Option. (a) Except in the case of James
S. Gleason, if the Executive's employment with the Company or any of its Subsidiaries is terminated due to (i) Disability, such Executive and members of the Executive's Group shall have the right, prior to the expiration of the Put Period, to sell to the Company, and the Company shall be required to purchase, all but not less than all of the shares of Common Stock held by such Executive or member of the Executive's Group, at a price per share equal to the lesser of Fair Market Value and Original Cost plus interest thereon at the Applicable Federal Rate or (ii) Retirement, such Executive or member of the Executive's Group shall have the right, prior to the expiration of the Put Period, to cause the Company to purchase, and the Company shall be required to purchase, all but not less than all of the shares of Common Stock held by such Executive and the members of such Executive's Group, at a price per share equal to the lesser of Fair Market Value and Original Cost.

                  (b) If the Executive's employment with the Company or any of its Subsidiaries is terminated due to death, such Executive's heirs shall have the right, prior to the expiration of the Put Period in the case of clause (i) below and within 10 days of the end of the calendar year in the case of clause (ii) immediately below, to cause the Company to purchase, and the Company shall be required to purchase, such number of shares of Common Stock held by such Executive's heirs and the members of such Executive's Group as is equal to (i) the cash proceeds of the life insurance, if any, available to the Company from such Executive's life insurance policy for the benefit of the Company divided by Fair Market Value, plus (ii) a pro rata amount, based on an annual aggregate purchase of shares under this clause (ii) of $250,000, of the Executive's shares not purchased pursuant of clause (i) measured annually together with the shares of any other Executive whose heirs shall have executed a Put Option under this Section 6.3(b); provided, however, that in the case of any Put Option resulting from the death of Mr. Gleason, the amount set forth in subparagraphs (i) and (ii) above shall be limited to the amount necessary to pay estate taxes solely in respect of the Common Stock held by Mr. Gleason prior to his death to the extent then due and payable (i.e., estate taxes required to be paid as a result of the death of a second spouse to whom assets were passed tax-free under the marital deduction upon the death of the first spouse).

                  (c) If the Executive or any of the Executive's heirs intend to exercise a Put Option pursuant to Section 6.3(a) or (b) hereof, respectively, the Executive or the Executive's heirs, as applicable, shall send an Exercise Notice to the Company within 90 days of the applicable Termination Date (the "Put Period"). The closing of any purchase pursuant to this Section 6.3 (a "Put Option Closing") shall take place at the principal executive offices of the Company at 1000 University Avenue, Rochester, New York 14692, within 60 days following the Notice Date or within 10 days following the end of the calendar year in the case of purchases pursuant to Section 6.3(b)(ii).

                  Section 6.4 Purchase Price. Subject to Sections 6.6 and
6.7 hereof, in the event of a purchase of shares of Common Stock by the Company pursuant to a Call Option pursuant to Section 6.2 hereof, the purchase price per share shall be:

                           (i) in the case of a termination of employment due to (A) death or (B) Retirement, equal to Fair Market Value;

                           (ii) in the case of a termination of employment
         (A) for Cause or (B) due to a resignation by the Executive without Good Reason on or prior to the third anniversary of the Closing, equal to the lesser of Fair Market Value and Original Cost;

                           (iii) in the case of a termination of employment due to a resignation by the Executive without Good Reason after the third anniversary but prior to the fourth anniversary of the Closing, equal to (A) with respect to 30% of the shares of Common Stock held by such Executive and the members of such Executive's Group, Fair Market Value, and (B) with respect to all other shares of Common Stock held by such Executive and the members of such Executive's Group, the lesser of Fair Market Value and Original Cost;

                           (iv) in the case of a termination of employment due to a resignation by the Executive without Good Reason after the fourth anniversary but prior to the fifth anniversary of the Closing, equal to (A) with respect to 40% of the shares of Common Stock held by such Executive and the members of such Executive's Group, Fair Market Value, and (B) with respect to all other shares of Common Stock held by such Executive, the lesser of Fair Market Value and Original Cost;

                           (v) in the case of a termination of employment due to a resignation by the Executive with Good Reason or due to a termination by the Company without Cause on or prior to the first anniversary of the Closing, equal to the lesser of (A) Fair Market Value and (B) Original Cost plus interest thereon at the Applicable Federal Rate;

                           (vi) in the case of a termination of employment due to a resignation by the Executive with Good Reason or due to a termination by the Company without Cause after the first anniversary but prior to the second anniversary of the Closing, equal to (i) with respect to 20% of the shares of Common Stock held by such Executive and the members of such Executive's Group, Fair Market Value, and (ii) with respect to all other shares of Com mon Stock held by such Executive and the members of such Executive's Group, the lesser of (A) Fair Market Value and (B) Original Cost plus interest thereon at the Applicable Federal Rate;

                           (vii) in the case of a termination of employment due to a resignation by the Executive with Good Reason or due to a termination by the Company without Cause after the second anniversary but prior to the third anniversary of the Closing, equal to (i) with respect to 40% of the shares of Common Stock held by such Executive and the members of such Executive's Group, Fair Market Value, and (ii) with respect to all other shares of Common Stock held by such Executive and the members of such Executive's Group, the lesser of (A) Fair Market Value and (B) Original Cost plus interest thereon at the Applicable Federal Rate;

                           (viii) in the case of a termination of
         employment due to a resignation by the Executive with Good Reason or due to a termination by the Company without Cause after the third anniversary but prior to the fourth anniversary of the Closing, equal to (i) with respect to 60% of the shares of Common Stock held by such Executive and the members of such Executive's Group, Fair Market Value, and (ii) with respect to all other shares of Common Stock held by such Executive and the members of such Executive's Group, the lesser of (A) Fair Market Value and
         (B) Original Cost plus interest thereon at the Applicable Federal
         Rate;

                           (ix) in the case of a termination of employment due to a resignation by the Executive with Good Reason or due to a termination by the Company without Cause after the fourth anniversary but prior to the fifth anniversary of the Closing, equal to (i) with respect to 80% of the shares of Common Stock held by such Executive and the members of such Executive's Group, Fair Market Value, and (ii) with respect to all other shares of Common Stock held by such Executive and the members of such Executive's Group, the lesser of (A) Fair Market Value and (B) Original Cost plus interest thereon at the Applicable Federal Rate;

                           (x) in the case of a termination of employment due to a resignation by the Executive with or without Good Reason or due to a termination by the Company without Cause on or after the fifth anniversary of the Closing, equal to Fair Market Value; or

                           (xi) other than with respect to Mr. Gleason, in the case of a termination of employment due to a Disability, equal to Fair Market Value.

                  Section 6.5 Payment of Purchase Price. (a) Except as set forth in Section 6.5(b) hereof, in the event of any purchase of Common Stock by the Company pursuant to this Article VI, the applicable purchase price shall be paid in cash payable at the Call Option Closing or the Put Option Closing, as applicable, by check or wire transfer in immediately available funds to an account specified in writing by the Executive or, if applicable, the Executive's heirs or members of the Executive's Group.

                  (b) Notwithstanding the foregoing, the Company may pay the applicable purchase price for any purchase of shares of Common Stock pursuant to this Article VI in the form of unsecured subordinated notes (the "Repurchase Notes") payable in five equal annual installments from the applicable Closing Date if (i) any such purchase for cash by the Company would result in a Violation (as defined in Section 7.1(a) hereof), (ii) the Executive's employment was terminated by the Company for Cause or (iii) the Executive resigned without Good Reason. The Repurchase Notes shall bear interest at a rate of 7% per annum, compounding annually; provided, however, that if the Executive's employment was terminated by the Company for Cause, such Repurchase Notes shall bear no interest.

                  Section 6.6 Reductions in Purchase Price. In the event that the Company exercises any Call Option pursuant to Section 6.2 hereof or the Executive exercises any Put Option pursuant to Section 6.3 hereof, the aggregate purchase price, as determined pursuant to Section 6.4 hereof, payable by the Company for the shares of Common Stock held by the Executive and the members of such Executive's Group which are the subject of such Call Option, shall be reduced by any amounts, if any, which such Executive is then obligated to pay to the Company.

                  Section 6.7 Increases in Purchase Price. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, increase the value of any of the purchase prices set forth in Section 6.4 hereof if such increase is approved by the affirmative vote of at least one Acquisition Company Director so long as Acquisition Company shall not own less than the Preferred Minimum Threshold and less than such number of shares of Common Stock (including shares of Common Stock underlying the Warrants) as is equal to or greater than 50% of the number of shares of Common Stock (including shares of Common Stock underlying the Warrants) that Acquisition Company held immediately after the Closing.

                  Section 6.8 Required Approvals. Notwithstanding the foregoing, (i) any election by the Company pursuant to Section 6.2 hereof to purchase shares of Common Stock held by any Executive other than a Top Executive shall require the approval of a majority of the Board of Directors, and (ii) any election by the Company pursuant to Section 6.2 hereof to purchase shares of Common Stock held by any Top Executive shall be made by the Committee.


                                ARTICLE VII
                    CERTAIN LIMITATIONS ON THE COMPANY'S
                    OBLIGATION TO PURCHASE COMMON STOCK

                  Section 7.1 Limitation on Purchases. (a) The Company shall not be obligated to purchase any shares of Common Stock at any time pursuant to Article VI hereof (regardless of whether it has delivered an Exercise Notice pursuant to Section 6.2(b) hereof) or make any payment pursuant to the terms of any Repurchase Notes to the extent that such purchase or payment would (i) conflict with or violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Company or any of its Subsidiaries or any of their properties or assets or (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien upon any property or asset of the Company or any of its Subsidiaries under, any provision of any material contract, including any financing arrangement, to which the Company or any of its Subsidiaries is a party or by which any of them or their properties or assets may be bound (any of such results described in subparagraphs (i) or (ii) above being hereinafter referred to as a "Violation").

                  (b) To the extent any purchase of shares of Common Stock pursuant to Article VI hereof or any payment pursuant to the terms of any Repurchase Notes constitutes a Violation, and the Company does not purchase such shares of Common Stock during the relevant period for purchase specified in Article VI hereof or make any requisite payment pursuant to the terms of any Repurchase Notes, the Company's right or obligation to make such purchase or payment shall be suspended. In the event that the Company's right or obligation to purchase shares of Common Stock pursuant to Article VI hereof has been suspended and the Company has not purchased any shares of Common Stock or delivered any Repurchase Notes pursuant to Article VI hereof, the Executive and the members of such Executive's Group shall be prohibited from selling such unpurchased shares of Common Stock, for one year following the applicable Termination Date. Subject to Section 7.1(c) hereof, when any such purchase or payment shall no longer result in a Violation, such right or obligation of the Company shall be reinstated with the same effect as if such suspension had not occurred.

                  (c) (i) To the extent any purchase of shares of Common Stock pursuant to Article VI hereof would result in a Violation, then any shares of Common Stock which the Company has elected to purchase from any Executive and the members of such Executive's Group pursuant to Section 6.2 hereof or which the Company is required to purchase pursuant to Section 6.3 hereof, shall be purchased, and (ii) any payment required to be made pursuant to the terms of any Repurchase Notes shall be made, in each case by the Company no later than the tenth day following the date that the Company learns that such purchase or payment shall no longer result in a Violation pursuant to Section 7.1(a) hereof. Any purchase of Shares following any suspension of such purchase shall be made at the same pur-chase price set forth in Article VI hereof as would have been applicable had such purchase not been suspended, and the Company shall give the Executive five days' prior written notice of any such purchase.

                  (d) The Company shall use commercially reasonable efforts to retain the right to purchase shares of Common Stock pursuant to Article VI hereof under any financing arrangement or other contract to which the Company or any of its Subsidiaries is a party or by which any of them or their properties or assets may be bound.



                                ARTICLE VIII
                       TERMINATION; AMENDMENT; WAIVER

                  Section 8.1 Termination. This Agreement shall terminate immediately upon the termination of the Stockholders' Agreement pursuant to Section 21 thereof.

                  Section 8.2 Amendment; Waiver. This Agreement may be amended, modified or supplemented at any time and from time to time by written agreement of the parties hereto, provided that any amendment approved by the Company shall require the approval of at least one Acquisition Company Director. Except as otherwise provided in this Agreement, any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof by a written agreement signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                 ARTICLE IX
                               MISCELLANEOUS

                  Section 9.1 Binding Effect. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

                  Section 9.2 Severability. If any term or provision of this Agreement shall be held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 9.3 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

                  Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to the Company:

                  Gleason Corporation
                  1000 University Avenue
                  P.O. Box 22970
                  Rochester, New York 14692
                  Telephone No.: (716) 473-1000
                  Telecopy No.: (716) 461-4092
                  Attention: Secretary

                  with copies to:

                  Torque Acquisition Co., L.L.C.
                  c/o Vestar Capital Partners IV, L.P.
                  245 Park Avenue
                  41st Floor
                  New York, New York  10167
                  Telephone: No.:  (212) 351-1600
                  Telecopy: No.:  (212) 808-4922
                  Attention:  Sander M. Levy

                  and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  4 Times Square
                  New York, New York  10036
                  Telephone No.: (212) 735-3000
                  Telecopy No.: (212) 735-2000
                  Attention:  Blaine V. Fogg, Esq.

                  If to an Executive, to the name and address on the signature page hereto.

                  Section 9.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                  Section 9.6 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof (including the documents and instruments referred to herein and therein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

                  Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agree ment and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

                  Section 9.8 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irrevocably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) shall waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled in law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

                  Section 9.9 Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or affect the meaning or interpretation of this Agreement. "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    GLEASON CORPORATION


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                                    MANAGEMENT


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